EXHIBIT 99.1

For Immediate Release

SPANISH BROADCASTING SYSTEM
APPOINTS MARKO RADLOVIC TO CHIEF REVENUE OFFICER

Miami, FL – (July 23, 2010) – Spanish Broadcasting System, Inc. (SBS) (NASDAQ: SBSA) announced the appointment of radio industry veteran Marko Radlovic to Chief Revenue Officer. Mr. Radlovic will be responsible for driving business and revenue growth in the SBS radio division.

“Marko is a proven and talented industry executive and has served SBS with distinction over the years” said Raul Alarcon, President, CEO and Chairman of SBS. “During this time Marko has been a tremendous asset to SBS given his financial expertise as well as his deep knowledge of our radio assets and market position. We look forward to Marko’s ongoing contributions as we continue executing our strategic plan and best position our radio division for future growth.”

“I am honored and excited to take on this expanded role at SBS,” said Marko Radlovic. “I believe the company is well positioned for growth given its attractive multi-media platform and strong presence in key national markets.”

Prior to being appointed Chief Revenue Officer, Mr. Radlovic held a number of key positions within SBS. He continues to serve as Senior Vice President and General Manager of the Los Angeles radio market. Previously, Mr. Radlovic served as the Executive Vice President and Chief Operating Officer of the Company from July 2005 through March 2009, and was Chief Revenue Officer from December 2003 through June 2005. Additionally, Mr. Radlovic was Vice President/General Manager for the Los Angeles radio cluster from January 2002 until November 2003 and previously served as Vice President of Sales for the Los Angeles cluster. Prior to joining Spanish Broadcasting, Mr. Radlovic was Market Manager for Cumulus Media in Southern California from January 2001 until August 2001 and was Vice President/General Manager for AM/FM Inc. in Los Angeles from October 1998 to October 2000.

About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States.  SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, which are leading radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events in the major U.S. markets and Puerto Rico.  In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com .

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Contacts:

Analysts and Investors:

Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

Media and Press:

Maggie Duquin
Brainerd Communicators, Inc.
(212) 986-6667

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